EXHIBIT 10.8

C&F FINANCIAL CORPORATION

Management Incentive Plan

(as amended and restated effective January 1, 2022)

ARTICLE I

OBJECTIVE OF THE PLAN

The purpose of the Management Incentive Plan (“MIP”) is to attract, retain and motivate key employees, as approved by the Compensation Committee (“Committee”), of C&F Financial Corporation (“Company”) and its direct or indirect subsidiaries.    The MIP is not applicable to all employees nor to all incentive-based compensation throughout the Company.

The MIP is designed to link key employee interests more closely with the interests of the Company’s shareholders and to create value for the Company by maximizing achievement of corporate, business unit and individual performance goals, consistent with the Company’s risk management philosophy and safety and soundness goals.

Each Participant’s awards under this MIP will take into account corporate performance as well as, where appropriate, his or her own business unit’s performance. Awards under the MIP may also reflect individual performance.

ARTICLE II

PLAN ADMINISTRATION

The MIP will be administered by the Committee, which will have the power and authority to interpret the MIP, select employees to participate in the MIP, establish target awards and performance objectives under the MIP, and establish guidelines for determining individual awards and rules for the operation and administration of the MIP.   Except as limited by Article V below, the Committee or, with respect to awards for certain non-executive officer participants, the Chief Executive Officer will also have the power and authority to adjust upward or downward any award, at its discretion, in light of such considerations as the Committee or Chief Executive Officer, as applicable, may deem relevant (but subject to applicable limitations of the Company’s 2013 Stock and Incentive Compensation Plan or any successor stock plan (the “Company’s Stock Plan”) with respect to Equity Based Awards).

Except as expressly otherwise provided herein in the case of Executive Officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934), who are the Chief Executive Officer and President (“Chief Executive Officer”) and the Chief Financial Officer of the Company and C&F Bank, the Chief Credit Officer of C&F Bank, the President of C&F Finance Company and the Chief Executive Officer of C&F Mortgage Corporation, or as prohibited by any national securities exchange or system on which the Company’s stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations, the Committee may delegate one or more of its powers or responsibilities under the MIP to one or more of its members and/or to one or more of the Executive Officers of the Company.

The Chief Executive Officer’s incentive awards (whether cash or in the form of Equity Based Awards) will be determined solely by the Committee, and the Chief Executive Officer shall not be present during such deliberations or voting.

The MIP is an annual plan and shall remain in effect until amended or terminated by the Board of Directors in accordance with Article X of the MIP. A new plan year shall commence on the first business day of each fiscal year of the Company.  The Committee shall review the MIP annually and recommend any amendments or revisions thereto, which it deems appropriate or desirable, for approval by the Board of Directors.

ARTICLE III

PARTICIPANTS

Persons who may participate in the MIP are limited to key employees of the Company and its direct or indirect subsidiaries who are: (a) approved by the Committee (in the case of the Chief Executive Officer of the Company and C&F Bank) and (b) for all others, recommended by the Chief Executive Officer and approved by the Committee (collectively, “Participants”).

To be eligible for the MIP in any particular year, key employees must be employees of the Company or a subsidiary as of January 1st of the plan year for which an award is being made. In addition, employees who are either hired as key employees or are promoted and become key employees after the beginning of a plan year may be designated as Participants for the plan year and assigned a prorated target at the Committee’s discretion.

ARTICLE IV

PERFORMANCE OBJECTIVES

In connection with the administration of the MIP, the Committee or the Chief Executive Officer, in the case of certain non-executive officer participants, shall establish:

(i)MIP performance objectives for the Company and any subsidiary (“Corporate Goals”), and appropriate business units of the Company (“Business Unit Goals”) and individuals (“Individual Goals”) based upon such criteria as may be agreed upon by the Committee, and

(ii)The award formula or matrix by which incentive awards under the MIP shall be calculated.

Except as provided herein in the case of Executive Officers, the selection of such performance objective(s) and the award formula or matrix may vary on a Participant-by-Participant basis.

Generally, prior to or within the first 90 days of each plan year, the Committee or the Chief Executive Officer, as applicable, shall review the previously established Corporate Goals, Business Unit Goals and Individual Goals and make any changes to such performance objectives as it deems appropriate for the new plan year.

ARTICLE V

AWARDS

The MIP provides for cash incentive awards (“Cash Awards”) and/or equity incentive awards (“Equity Based Awards”).  Except as provided herein in the case of Executive Officers, target awards may be weighted between Corporate, Business Unit and Individual Goals on such basis as the Committee determines and the weighting may vary on a Participant-by-Participant basis.  Separate performance objectives and award formulas or matrixes may be established for Cash Awards and Equity Based Awards.  Cash Awards shall be settled in cash.  Equity Based Awards shall be settled in cash and/or Company stock, as determined by the Committee or the Chief Executive Officer, as applicable.

Cash Awards

Each Participant shall be assigned a Cash Award target, which shall be paid or provided if the Participant achieves his or her Cash Award targeted performance goal(s).  All cash incentive awards made to the President of C&F Mortgage Corporation (“C&F Mortgage”) shall be made pursuant to such President’s Employment Agreement, as in effect from time to time, with C&F Mortgage or the Company, and not pursuant to this MIP, for any year for which such Employment Agreement provides for an annual incentive arrangement.

Unless otherwise provided by the Committee, the Cash Award targets for a plan year for the Chief Executive Officer of the Company and C&F Bank and for the Chief Financial Officer of the Company and C&F Bank will be based solely on achievement of the Corporate Goal, which for the Cash Awards is based on the Company’s return on equity (as defined by the Committee) (“ROE”) and return on assets (as defined by the Committee) (“ROA”) for the plan year for which the Cash Award is made compared to a peer group of banks selected by the Committee.  If 100% of the Cash Award Corporate Goal is achieved for a plan year, each of the Chief Executive Officer and the Chief Financial Officer will be eligible to receive a Cash Award equal to his or her individual Cash Target Award designated by the Committee.  If greater than or less than 100% (but at least the Minimum Award Level designated by the Committee) of the Cash Award Corporate Goal is achieved for a plan year, each of the Chief Executive Officer and the Chief Financial Officer will be eligible to receive a Cash Award equal to more or less than 100% of his or her individual Cash Target Award (but in no event more than the Maximum Award Percentage designated by the Committee) based on an award matrix established by the Committee.  Any award calculation or payment may be adjusted by the Committee, at its discretion, based on asset quality (loans) measures of the Company or any other measurement deemed relevant.  The measures are listed in the Cash Award Targets and Goals which are set pursuant to Article IV of this MIP.

Unless otherwise provided by the Committee, the Cash Award target for a plan year for the President of C&F Finance Company will be based on the ROA of C&F Finance Company (as defined by the Committee) and other measurements deemed relevant, as established by the Committee based on the recommendation of the Chief Executive Officer.  If achievement is more or less than the targeted performance, the amount of the Cash Award earned will be determined pursuant to an award matrix established by the Committee. Any award calculation or payment may be adjusted by the Committee, at its discretion, based on asset quality measures of C&F Finance Company and any other measurement deemed relevant. The measures are listed in the Cash Award Targets and Goals which are set pursuant to Article IV of this MIP.

Unless otherwise provided by the Committee, the Cash Award target for a plan year for the Chief Credit Officer of C&F Bank will be based on the net income of C&F Bank and other C&F Bank-related measurements deemed relevant, all of which are established by the Committee based on the recommendation of the Chief Executive Officer. The Committee will determine the Cash Award earned based on an evaluation of these measures.  The measures are listed in the Cash Award Targets and Goals which are set pursuant to Article IV of this MIP.

As mentioned above, all cash incentive awards made to the President of C&F Mortgage shall be made pursuant to such President’s Employment Agreement, as in effect from time to time, with C&F Mortgage or the Company, and not pursuant to this MIP, for any year for which such Employment Agreement provides for an annual incentive arrangement.

Equity Based Awards

Participants may also be awarded Equity Based Awards consisting of restricted stock, units, stock options, or other stock equivalent awards. While the general parameters of the Equity Based Awards are described in the MIP, the actual grant of the Equity Based Awards will be made under the Company’s Stock Plan and will be governed by the terms of the applicable award agreement as provided under the Stock Plan (the “Equity Award Agreement”). Unless otherwise provided by the Committee, Equity Based Awards for a plan year will be granted to a Participant near or following the end of the plan year upon determination of the amount, if any, of the

Equity Based Awards as provided in Article VII (the “Grant Date”), and in the case of Executive Officers will be in the form of time-based restricted stock, in each case subject to vesting and other terms established by the Committee, at its discretion, and set forth in the applicable Equity Award Agreement. The Committee will determine the appropriate valuation methodology for determining the fair market value of such Equity Based Awards on the Grant Date.

Unless otherwise provided by the Committee, Equity Based Awards for the Executive Officers will have two components, a component that is based solely on continued service (the “Annual Equity Awards”) and a component that is based on performance (the “Performance-Based Equity Awards”). Generally, prior to or within the first 90 days of each plan year, the Committee shall determine the percentage of each Executive Officer’s Equity Based Awards that will consist of Annual Equity Awards and the percentage that will consist of Performance-Based Equity Awards.

Unless otherwise provided by the Committee and unless in the exercise of its discretion, the Committee determines the award is not to be granted, an Annual Equity Award will be granted (subject to additional time-based vesting conditions and subject to forfeiture if the additional time-based vesting conditions are not satisfied) if the Executive Officer is employed by the Company or any subsidiary on the Grant Date.

Unless otherwise provided by the Committee, for the Chief Executive Officer and Chief Financial Officer of the Company and C&F Bank, a Performance-Based Equity Award will be granted (subject to additional time-based and performance-based vesting conditions, in the Committee’s discretion, and subject to forfeiture if the additional time-based and performance-based vesting conditions are not satisfied) based on the achievement of a corporate goal, which is the Company’s 3-year annual return on tangible common equity (as defined by the Committee) compared to that of a peer group designated by the Committee. If achievement is more or less than the targeted performance, the amount of the Performance-Based Equity Award granted will be determined pursuant to an award matrix established by the Committee.

Unless otherwise provided by the Committee, for the President of C&F Finance Company, Chief Credit Officer of C&F Bank and President of C&F Mortgage, a Performance-Based Equity Award will be granted (subject to additional time-based and performance-based vesting conditions, in the Committee’s discretion, and subject to forfeiture if the additional time-based and performance-based vesting conditions are not satisfied) based on the achievement of a corporate goal, which is the Company’s 3-year annual return on tangible common equity (as defined by the Committee) compared to that of a peer group designated by the Committee, and the performance of the executive officer’s business unit as measured by net income and achievement of other strategic goals established for each such officer by the Committee. If achievement is more or less than the targeted performance, the amount of the Performance-Based Equity Award granted will be determined pursuant to an award matrix established by the Committee.

The Committee will have the power and authority to adjust downward any Equity Based Award to be granted to an Executive Officer, at its discretion, in light of such considerations as the Committee may deem relevant.

The Cash Award targets and Equity Based Award targets for certain non-Executive Officer Participants shall be determined by the Chief Executive Officer based on the applicable Corporate Goals, Business Unit Goals or Individual Goals or any combination thereof.  Such Business Unit Goals and Individual Goals established by the Chief Executive Officer shall be based on specific business unit and individual objectives annually.  These include, but are not limited to, net income, loan and deposit growth, asset quality, margins, productivity, soundness, and customer satisfaction. Notwithstanding any pre-established goals, the Chief Executive Officer will have the power and authority to adjust upward or downward any Cash Award or Equity Based Award to be granted for any Participant who is not an Executive Officer, at his discretion, in light of such considerations as he may deem relevant.

ARTICLE VI

ENTITLEMENT TO AWARDS

Within 60 days following the end of each plan year, the Committee or the Chief Executive Officer, as applicable, will review performance against the Cash Award targets and Equity Based Award targets, certify in writing the extent to which applicable performance goals were satisfied, and determine the amount of Cash Award, if any, to be earned and paid and Equity Based Award, if any, to be granted to each Participant under the MIP.

With respect to Cash Awards, except as provided below, no award shall be earned and payable to a Participant unless that Participant meets the applicable performance requirements (subject to applicable discretion described above) and is also an employee of the Company and/or any subsidiary from January 1st of that plan year (or if later, the date he or she is designated as a Participant for that plan year) through either (a) the last day of that plan year or (b) if so provided by the Committee, prior to the end of the plan year to which the award relates, through the date the award for that plan year is paid (the “Vesting Date”).

With respect to Cash Awards, subject to all applicable performance requirements, in the event of a Participant’s death, total and permanent disability, retirement or involuntary termination without cause during a plan year, such awards shall be calculated for that plan year and then pro-rated by multiplying the annual award by a fraction, the numerator of which is the number of full months, including the month in which the terminating event occurred, in the plan year which includes the terminating event and the denominator of which is twelve.  In such event, payout will occur at the same time all other earned and vested award payments are made for that plan year.  Otherwise, a Participant who is not employed by the Company or a subsidiary for any other reason on the Vesting Date for a plan year shall not have earned his or her award for that plan year unless otherwise determined by the Committee.

With respect to Equity Based Awards, no Equity Based Award will be granted unless the Participant is employed by the Company or any subsidiary on the Grant Date.  The vesting and payment terms of the Equity Based Awards will be set forth in the applicable Equity Award Agreement.

ARTICLE VII

PAYMENT OR PROVISION OF EARNED AND VESTED AWARDS

Earned and vested Cash Awards shall be paid as soon as practicable following the Vesting Date; however, in no event shall such awards be paid later than March 15th following the end of each plan year, allowing the Company adequate time to formally analyze its financial results according to the regulations and procedures of a public company.

Equity Based Awards are granted under the Company’s Stock Plan and evidenced by an Equity Award Agreement. The Committee will determine who is to be granted an Equity Based Award and the amount, if any, of such award in accordance with the guidelines set forth in the MIP. A Participant will earn and vest in the Equity Based Award as provided under the applicable Equity Award Agreement. The Grant Date will be determined by the Committee, but will be no later than March 15th following the end of each plan year.  Such grants may include such service-based and/or performance-based requirements as the Committee may determine.

ARTICLE VIII

NO ENTITLEMENT TO BONUS

Participants are entitled to a distribution under the MIP only upon the determination by the Committee or the Chief Executive Officer, as applicable, that the award is earned, vested and payable.

ARTICLE IX

CLAWBACK

All Cash Awards granted under the MIP and all Equity Based Awards granted under the MIP and the Company’s Stock Plan (in each case, whether vested or unvested) shall be subject to the terms of the Company’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, Securities and Exchange Commission rule or regulation or stock exchange requirement, which could in certain circumstances require repayment or forfeiture of Cash Awards and Equity Based Awards (including any value received from a disposition of the stock acquired upon payment of the Equity Based Awards).

ARTICLE X

AMENDMENT OR TERMINATION OF PLAN

The Board of Directors reserves the right to amend or terminate the MIP at any time, based on the recommendation of the Committee.

In the event the MIP is amended by the Board of Directors more than 90 days after the beginning of a plan year in a manner which could reduce the award payable to a Participant for that plan year, the Participant shall continue to be eligible for incentive awards, if earned, for the plan year in which the amendment of the MIP occurs, with incentive awards being prorated as of the date of the MIP amendment based on the old and new provision of the MIP, unless otherwise agreed by the Participant.

In the event the MIP is terminated by the Board of Directors, unless otherwise agreed by a Participant, Participants shall continue to be eligible for incentive awards, if earned, for the plan year in which the termination of the MIP occurs, with incentive awards being prorated as of the date of the MIP termination.

ARTICLE XI

NO RIGHT OF ASSIGNABILITY

Participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.

Nothing contained in the MIP shall confer upon employees any right to continued employment, nor interfere with the right of the Company to terminate a MIP Participant’s employment with the Company or any subsidiary.  Participation in the MIP does not confer rights to participation in other Company programs, including non-qualified retirement or deferred compensation plans or other executive perquisite programs.

The MIP is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any award as to which a Participant has an earned and vested interest but which is not yet paid to the Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XII

GOVERNING LAW

The MIP shall be governed, construed, and administered in accordance with the laws of the Commonwealth of Virginia.

In the event any provision of the MIP shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the MIP.

ARTICLE XIII

EFFECTIVE DATE

The MIP, as amended and restated, has been approved by the Board of Directors, shall apply to bonuses under the MIP beginning with performance during the 2022 calendar year, and shall remain in effect until amended or terminated by the Board of Directors in accordance with Article X of the MIP.

As amended and restated by the Board of Directors on December 21, 2021, to be effective January 1, 2022.